Exhibit 3.1



                            CERTIFICATE OF AMENDMENT
                                       of
                          CERTIFICATE OF INCORPORATION



      Greater China Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

      FIRST, That Board of Directors of said Corporation, by unanimous written consent of its members, filed with the minutes of the Board, adopt a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said Corporation:

      BE IT RESOLVED that the Certificate of Incorporation of Greater China Corporation be amended by changing the fourth Article thereof so that, as amended, said Article shall be read as follows:

     1. The total number of shares of stock which the Corporation shall have the authority to issue is One Hundred and One Million shares (101,000,000, consisting of One Hundred Million (100,000,000) shares of Common Stock, par value $0.02 per share (the "Common Stock"), and One Million (1,000,000) shares of Preferred Stock, par value $0.02 per share, (the Preferred Stock").

     2. Shares of Preferred Stock may be issued from time to time in one or more series as may be established from time to time by resolution of the Board of Directors of the Corporation (the "Board of Directors"), each of which series shall consist of such number of shares and have such distinctive designation or title as shall be fixed by resolution of the Board of Directors prior to the issuance of any shares of such series. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or the Board of Directors providing for the issuance of such series of Preferred Stock. The Board of Directors is further authorized to increase (but not below the number of shares of such class or series then outstanding) the number of shares of any series subsequent to the issuance of that series.


     SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment and written notice of the adoption of the amendment has been given as provided in Section 228 or the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of sections 242 and 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, we the undersigned have executed this certificate this 18th day of December 1998.



/s/ Gary S. Robinson                         /s/ Peter R. Barker
---------------------------                  -----------------------------
Gary S. Robinson, President                  Peter R. Barker, Secretary